Exhibit 99
Stem Announces Second Quarter 2023 Results
Strong Second Quarter Revenue of $93 million, Above Midpoint of Guidance Range
Ameresco (313 MWh) and Hungary (304 MW) Projects Highlight FTM Momentum
Technology Leadership Further Recognized by Third-Party Awards
Reaffirm Full-Year 2023 Financial and Operating Guidance

Second Quarter 2023 Financial and Operating Highlights
Financial Highlights
•Revenue of $93.0 million, up from $66.9 million (+39%) in Q2 2022
•GAAP gross margin of 13%, up from 12% in Q2 2022
•Non-GAAP gross margin of 18%, up from 17% in Q2 2022
•Net income of $19.1 million versus net loss of $32.0 million in Q2 2022
•Adjusted EBITDA of $(9.5) million versus $(11.1) million in Q2 2022
•Ended Q2 with $138.2 million in cash, cash equivalents, and short-term investments

Operating Highlights
•Bookings of $236.4 million, up from $225.7 million (+5%) in Q2 2022
•Record contracted backlog of $1.36 billion at end of Q2 2023, up from $726.6 million (+88%) at end of Q2 2022
•Record contracted storage assets under management (“AUM”) of 3.8 gigawatt hours (“GWh”) at end of Q2 2023, up from 3.5 GWh (+9%) at end of Q1 2023
•Solar monitoring AUM of 26.0 gigawatts (“GW”), up from 25.6 GW (+2%) at the end of Q1 2023, highlighted by 304 MW Hungary project
•Contracted annual recurring revenue (“CARR”) of $74.9 million, up from $57.6 million (+30%) at end of Q2 2022, and sequentially up from $71.5 million (+5%) versus Q1 2023

SAN FRANCISCO – August 3, 2023 – Stem, Inc. (“Stem” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven clean energy solutions and services, announced today its financial results for the three and six months ended June 30, 2023. Reported results in this press release reflect AlsoEnergy’s operations from February 1, 2022.
John Carrington, Chief Executive Officer of Stem, commented, “We continued our strong execution in the second quarter, with revenue above the midpoint of our guidance range, and margins in-line with our expectations. CARR grew 5% sequentially, to $74.9 million, reflecting our focus on growing our long-term, high-margin software and services revenue.
“Our technology leadership was independently recognized again this quarter with awards from AI Breakthrough and Environment + Energy Leader, a testament to our culture of innovation, as well as our advanced AI and machine learning capabilities that deliver customer value, in addition to energy and environmental benefits. Our financial results reflected this strong and expanding differentiation, with 10% sequential growth in our Software Services revenue, the fifth consecutive quarter of sequential growth. We also continue to achieve commercial momentum, including our 313 megawatt hour (MWh) battery storage system award from Ameresco that will be placed in service in 2024. Our solar asset performance business continues to rebound, highlighted by a 304 megawatt (MW) project award in Hungary.

“Given our strong performance in the first half of the year and visibility from our backlog, we reaffirm our full-year 2023 guidance across all of our key metrics, and our continued expectation that we will achieve positive adjusted EBITDA in the second half of 2023.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Key Financial Results
Revenue	$93.0	$66.9	$160.4	$108.0
GAAP Gross Profit	$11.9	$7.7	$12.9	$11.4
GAAP Gross Margin (%)	13%	12%	8%	11%
Non-GAAP Gross Profit*	$16.4	$11.3	$31.5	$17.9
Non-GAAP Gross Margin (%)*	18%	17%	18%	17%
Net Income (Loss)	$19.1	$(32.0)	$(25.7)	$(54.5)
Adjusted EBITDA*	$(9.5)	$(11.1)	$(23.2)	$(23.9)

Key Operating Metrics
Bookings	$236.4	$225.7	$599.9	$376.5
Contracted Backlog**	$1,364.3	$726.6	$1,364.3	$726.6
Contracted Storage AUM (in GWh)(1)**	3.8	2.4	3.8	2.4
Solar Monitoring AUM (in GW)**	26.0	32.1	26.0	32.1
CARR**	$74.9	57.6	74.9	57.6
(1) Contracted storage AUM as of June 30, 2022 has been adjusted from 2.1 GWh, as previously disclosed, to 2.4 GWh. Revised AUM reflects adjustments to total GWh of energy storage as a result of revisions to the contracted system configuration or changes in hardware specifications due to updates from the original equipment manufacturer.
*Non-GAAP financial measures. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.
Second Quarter 2023 Financial and Operating Results
Financial Results
Revenue increased 39% to $93.0 million, versus $66.9 million in the second quarter of 2022. Higher hardware revenue from Front-of-the-Meter (“FTM”) and Behind-the-Meter (“BTM”) partnership agreements drove a majority of the year-over-year increase, in addition to $18.6 million of revenue contribution from AlsoEnergy, our solar asset performance management business.
GAAP gross profit was $11.9 million, or 13%, versus $7.7 million, or 12%, in the second quarter of 2022. The year-over-year increase in GAAP gross profit resulted primarily from higher sales. The year-over-year increase in GAAP gross margin resulted from higher gross margins from Services revenue.
Non-GAAP gross profit was $16.4 million, or 18%, versus $11.3 million, or 17%, in the second quarter of 2022. The year-over-year increase in non-GAAP gross profit resulted from higher sales. The year-over-year increase in non-GAAP gross margin resulted from higher gross margins from Services revenue.
Net income was $19.1 million versus second quarter 2022 net loss of $32.0 million. The year-over-year change was primarily driven by a one-time $59 million gain on extinguishment of debt due to the cancellation of a portion of the Company’s 2028 Convertible Notes in the second quarter of 2023.
Adjusted EBITDA was $(9.5) million compared to $(11.1) million in the second quarter of 2022. The change in adjusted EBITDA was primarily driven by higher gross profit and continued focus on managing operating expenses.

The Company ended the second quarter of 2023 with $138.2 million in cash, consisting of $75.4 million in cash and cash equivalents and $62.8 million in short-term investments, as compared to $206 million in cash at the end of the first quarter 2023. The primary drivers of the decrease in cash were purchases of hardware for customer projects that are expected to convert to revenue and increases in accounts receivable that are expected to be collected, both in the second half of the year. This decrease in cash was partially offset by net proceeds from the Company’s issuance in April 2023 of 4.25% Green Convertible Notes due 2030. Based on our current forecasts, we expect to exit 2023 with no less than $150 million in cash, cash equivalents and short-term investments.

Operating Results

Contracted backlog was $1.36 billion at the end of the quarter, compared to $1.24 billion as of the end of the first quarter of 2023, representing a 10% sequential increase. The increase in contracted backlog in the quarter resulted from bookings of $236.4 million, partially offset by revenue recognition and contract cancellations and amendments. Bookings of $236.4 million in the second quarter of 2023 increased by 5% year-over-year versus $225.7 million in second quarter 2022.
Second quarter 2023 contracted storage AUM increased 9% sequentially to 3.8 GWh, driven by new contracts.

Second quarter 2023 solar monitoring AUM increased 2% sequentially to 26.0 GW, driven by new contracts.

Second quarter 2023 CARR increased to $74.9 million, up from $71.5 million as of the end of the first quarter of 2023, a 5% sequential increase.

The following table provides a summary of backlog at the end of the second quarter of 2023, compared to backlog at the end of the first quarter of 2023 ($ in millions):

End of 1Q23	$1,242.6
Add: Bookings	$236.4
Less: Hardware revenue	$(76.6)
Software/services adjustments	$(14.5)
Amendments/other	$(23.6)
End of 2Q23	$1,364.3

Some Factors Affecting our Business and Operations

The Company continues to diversify its supply chain, integrate additional energy technologies, and deploy a portion of its balance sheet to help position the Company to meet the expected significant growth in customer demand. However, we are subject to risk and exposure from the evolving macroeconomic, geopolitical and business environment, including the effects of increased global inflationary pressures and interest rates, potential import tariffs, potential economic slowdowns or recessions, the prospect of a shutdown of the U.S. federal government, and geopolitical pressures, including the Russia-Ukraine armed conflict, rising tensions between China and Taiwan, and unknown effects of current and future trade and other regulations. We regularly monitor the direct and indirect effects of these circumstances on our business and financial results, although there is no guarantee of the extent to which we will be successful in these efforts.

Recent Business Highlights

The Company is announcing that it has entered into an agreement for a new 313 MWh, multiple site battery storage project with Ameresco. Stem will provide battery storage hardware, system design support, and Athena® software to the project. Athena will enable one of the fastest growing electric cooperatives in the nation to dispatch the battery into system peaks to minimize costs and maximize efficiency. The project is expected to begin service in 2024.

On July 19, 2023, the Company announced that its Athena platform received the Top Product of the Year Award in the Environment + Energy Leader Awards program. The program aims to commend excellence in products and projects that deliver significant energy and environmental benefits.

On July 6, 2023, the Company announced that its award-winning solar monitoring and optimization solutions are now commercially operational as part of Hungary’s largest solar power plant, Mezőcsát. Athena, Stem’s AI clean energy platform, includes AlsoEnergy’s PowerTrack and PowerManager Control Solutions (PMCS), which are designed to help the 304 MW (DC) power plant reduce Hungary’s reliance on natural gas and increase the amount of electricity generated from alternative energy sources. The facility is the largest contiguous solar park in Eastern Europe.

On June 21, 2023, the Company announced that its Athena platform was selected as winner of the “Best Predictive Analytics Platform” award in the sixth annual AI Breakthrough Awards program, recognizing Athena as a leading innovative software solution driving the clean energy transition. The mission of the AI Breakthrough Awards is to honor excellence and recognize innovation, hard work and success in a range of AI and machine learning related categories.

Outlook
The Company is reaffirming its full-year 2023 guidance ranges as follows ($ millions, unless otherwise noted):

Revenue	$550 - $650

Non-GAAP Gross Margin (%)	15% - 20%

Adjusted EBITDA	$(35) - $(5)

Bookings	$1,400 - $1,600

CARR (year-end)	$80 - $90

See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why we are unable to reconcile Non-GAAP gross margin and adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.

The Company reaffirms full-year 2023 revenue and bookings projected quarterly performance as follows:

Metric	Q1A	Q2A	Q3E	Q4E
Revenue	$67M	$93M	$165-195M	$230-290M
Bookings	$364M	$236M	$350-425M	$450-575M

Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Thursday, August 3, 2023 beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (855) 327-6837, or for international callers, (631) 891-4304 and referencing Stem. An audio replay will be available shortly after the call until September 3, 2023 and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 10022134. A replay of the webcast will be available on the Company’s website at https://investors.stem.com/overview for approximately 12 months after the call.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: adjusted EBITDA, non-GAAP gross profit and non-GAAP gross margin.
We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross profit and margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net income (loss) attributable to Stem before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including gain (loss) on the extinguishment of debt, revenue constraint, change in fair value of derivative liability, transaction and acquisition-related charges, litigation settlement, restructuring costs, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating adjusted EBITDA.
We define non-GAAP gross profit as gross profit excluding amortization of capitalized software and impairments related to decommissioning of end-of-life systems and including revenue constraint. Non-GAAP gross margin is defined as non-GAAP gross profit as a percentage of revenue.
The Company generally records the full purchase order value as revenue at the time of hardware delivery; however, for certain non-cancelable purchase orders entered into during the first quarter of 2023, the final settlement amount payable to the Company is variable and indexed to the price per ton of lithium carbonate in the first quarter of 2024 such that the Company may increase or decrease the final prices in such purchase orders based on the price per ton of lithium carbonate at final settlement. Lithium carbonate is a key raw material used in the production of hardware systems that the Company ultimately sells to customers. The total dollar amount of such purchase orders for the indexed contracts is approximately $52 million. However, as a result of the pricing structure in such purchase orders, the Company recorded revenue in the first quarter of 2023 of approximately $42 million in accordance with

GAAP, net of a $10 million revenue constraint, using a third party forecast of the lithium carbonate trading value in the first quarter of 2024. Because the Company had not before used indexed pricing in its customer contracts or purchase orders and had not previously constrained revenue related to forecasted inputs of its hardware systems, the Company believes that including the $10 million revenue constraint from the first quarter of 2023 into non-GAAP profit enhances the comparability to the Company’s non-GAAP profit in prior periods. Because the purchase orders are variable and depend on the specified price per ton of lithium carbonate at the time of final measurement in the first quarter of 2024, the Company may, pursuant to such purchase orders, ultimately adjust final revenue downward to $34 million, subject to market conditions upon settlement. The Company recorded the full cost of hardware revenue for these indexed contracts in the first quarter of 2023.
See the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; the expected benefits of the combined Stem/AlsoEnergy company; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage supply chain issues and manufacturing or delivery delays; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage the effects of natural disasters and other events beyond our control; our preparedness for future widespread health emergencies (and government and business responses thereto); the ongoing conflict in Ukraine; the expected benefits of the Inflation Reduction Act of 2022 on our business; and future results of operations, including adjusted EBITDA and the other metrics presented under Outlook. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to secure sufficient and timely inventory from our suppliers, and provide us with contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general economic, geopolitical and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, changes in monetary policy, instability in financial institutions, and the prospect of a shutdown of the U.S. federal government; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; the ongoing conflict in Ukraine; the results of operations and financial condition of our customers and suppliers; pricing pressures; weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including concerning data protection and consumer privacy and evolving labor standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise, except as required by law.

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contacts
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$75,405	$87,903
Short-term investments	62,769	162,074
Accounts receivable, net of allowances of $5,349 and $3,879 as of June 30, 2023 and December 31, 2022, respectively	293,853	223,219
Inventory, net	145,523	8,374
Deferred costs with suppliers	22,119	43,159
Other current assets (includes $58 and $74 due from related parties as of June 30, 2023 and December 31, 2022, respectively)	13,139	8,026
Total current assets	612,808	532,755
Energy storage systems, net	84,627	90,757
Contract origination costs, net	12,412	11,697
Goodwill	547,204	546,649
Intangible assets, net	159,472	162,265
Operating lease right-of-use assets	13,810	12,431
Other noncurrent assets	73,157	65,339
Total assets	$1,503,490	$1,421,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$102,980	$83,831
Accrued liabilities	55,530	85,258
Accrued payroll	7,965	12,466
Financing obligation, current portion	18,158	15,720
Deferred revenue, current portion	115,381	64,311
Other current liabilities (includes $34 and $687 due to related parties as of June 30, 2023 and December 31, 2022, respectively)	7,479	5,412
Total current liabilities	307,493	266,998
Deferred revenue, noncurrent	78,736	73,763
Asset retirement obligation	4,079	4,262
Notes payable, noncurrent	—	1,603
Convertible notes, noncurrent	522,506	447,909
Financing obligation, noncurrent	58,895	63,867
Lease liabilities, noncurrent	11,874	10,962
Other liabilities	563	362
Total liabilities	984,146	869,726
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of June 30, 2023 and December 31, 2022; zero shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 155,796,411 and 154,540,197 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	16	15
Additional paid-in capital	1,176,678	1,185,364
Accumulated other comprehensive loss	(88)	(1,672)
Accumulated deficit	(657,737)	(632,081)
Total Stem’s stockholders’ equity	518,869	551,626
Non-controlling interests	475	541
Total stockholders’ equity	519,344	552,167
Total liabilities and stockholders’ equity	$1,503,490	$1,421,893

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Services and other revenue	$16,360	$12,521	$31,033	$22,486
Hardware revenue	76,586	54,426	129,318	85,549
Total revenue	92,946	66,947	160,351	108,035
Cost of revenue
Cost of services and other revenue	11,756	10,141	23,260	18,774
Cost of hardware revenue	69,319	49,018	124,226	77,829
Total cost of revenue	81,075	59,159	147,486	96,603
Gross profit	11,871	7,788	12,865	11,432
Operating expenses:
Sales and marketing	13,680	12,955	26,086	22,097
Research and development	14,156	8,963	27,600	17,906
General and administrative	18,904	15,693	36,701	36,205
Total operating expenses	46,740	37,611	90,387	76,208
Loss from operations	(34,869)	(29,823)	(77,522)	(64,776)
Other income (expense), net:
Interest expense, net	(3,903)	(2,691)	(5,680)	(5,909)
Gain on extinguishment of debt, net	59,121	—	59,121	—
Other (expense) income, net	(736)	484	(1,175)	959
Total other income (expense), net	54,482	(2,207)	52,266	(4,950)
Income (loss) before (provision for) benefit from income taxes	19,613	(32,030)	(25,256)	(69,726)
(Provision for) benefit from income taxes	(491)	7	(400)	15,220
Net income (loss)	19,122	(32,023)	(25,656)	(54,506)
Net loss attributed to non-controlling interests	—	(4)	—	(4)
Net income (loss) attributable to Stem	$19,122	$(32,019)	$(25,656)	$(54,502)

Net income (loss) per share attributable to common stockholders, basic	$0.12	$(0.21)	$(0.17)	$(0.36)
Net loss per share attributable to common stockholders, diluted	$(0.26)	$(0.21)	$(0.17)	$(0.36)

Numerator used to compute net income (loss) per share:
Net income (loss) attributable to Stem common stockholders, basic	$19,122	$(32,019)	$(25,656)	$(54,502)
Net loss attributable to Stem common stockholders, diluted	$(40,011)	$(32,019)	$(25,656)	$(54,502)

Weighted-average shares used in computing net income (loss) per share to common stockholders, basic	155,619,179	154,125,061	155,294,475	152,318,090
Weighted-average shares used in computing net loss per share to common stockholders, diluted	155,804,953	154,125,061	155,294,475	152,318,090

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(25,656)	$(54,506)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	22,376	20,887
Non-cash interest expense, including interest expenses associated with debt issuance costs	1,586	902
Stock-based compensation	17,122	12,732
Change in fair value of derivative liability	2,576	—
Non-cash lease expense	1,406	1,131
Accretion of asset retirement obligations	120	122
Impairment loss of energy storage systems	2,069	919
Impairment loss of project assets	122	—
Net (accretion of discount) amortization of premium on investments	(1,300)	410
Income tax benefit from release of valuation allowance	(335)	(15,100)
Provision for accounts receivable allowance	1,734	1,010
Net loss on investments	1,561	—
Gain on extinguishment of debt, net	(59,121)	—
Other	(680)	(34)
Changes in operating assets and liabilities:
Accounts receivable	(72,187)	(26,123)
Inventory	(137,149)	(36,634)
Deferred costs with suppliers	28,759	(23,430)
Other assets	(17,816)	(28,704)
Contract origination costs, net	(2,256)	(3,625)
Project assets	(2,834)	—
Accounts payable	19,049	82,405
Accrued expenses and other liabilities	(35,087)	7,006
Deferred revenue	56,043	28,471
Lease liabilities	(1,341)	(469)
Net cash used in operating activities	(201,239)	(32,630)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(1,847)	(533,009)
Purchase of available-for-sale investments	(58,034)	(98,922)
Proceeds from maturities of available-for-sale investments	84,750	86,623
Proceeds from sales of available-for-sale investments	73,917	—
Purchase of energy storage systems	(2,640)	(232)
Capital expenditures on internally-developed software	(7,388)	(8,085)
Purchase of property and equipment	(289)	(2,405)
Net cash provided by (used in) investing activities	88,469	(556,030)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	229	611
Payments for taxes related to net share settlement of stock options	—	(2,302)
Proceeds from financing obligations	—	311
Repayment of financing obligations	(2,587)	(6,817)
Proceeds from issuance of convertible notes, net of issuance costs of $7,601 and $0 for the six months ended June 30, 2023 and 2022, respectively	232,399	—
Repayment of convertible notes	(99,754)	—
Purchase of capped call options	(27,840)	—
(Redemption of) investment from non-controlling interests, net	(67)	216
Repayment of notes payable	(2,101)	—
Net cash provided by (used in) financing activities	100,279	(7,981)
Effect of exchange rate changes on cash and cash equivalents	(7)	(136)
Net decrease in cash and cash equivalents	(12,498)	(596,777)
Cash and cash equivalents, beginning of year	87,903	747,780
Cash and cash equivalents, end of period	$75,405	$151,003

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Net income (loss) attributable to Stem	$19,122	$(32,019)	$(25,656)	$(54,502)
Adjusted to exclude the following:
Depreciation and amortization (1)	12,609	12,910	24,567	21,806
Interest expense, net	3,903	2,691	5,680	5,909
Gain on extinguishment of debt, net	(59,121)	—	(59,121)	—
Stock-based compensation	9,920	6,467	17,122	12,732
Revenue constraint (2)	—	—	10,200	—
Change in fair value of derivative liability	2,576	—	2,576	—
Transaction costs in connection with business combination	—	—	—	6,068
Litigation settlement	—	(1,127)	—	(727)
Provision for (benefit from) income taxes	491	(7)	400	(15,220)
Other expenses (3)	1,021	—	1,021	—
Adjusted EBITDA	$(9,479)	$(11,085)	$(23,211)	$(23,934)
Adjusted EBITDA, as used in the Company's full-year 2023 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, revenue constraint and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full-year 2023 GAAP financial results.
(1) Depreciation and amortization includes depreciation and amortization expense, impairment loss of energy storage systems, and impairment loss of project assets.
(2) Refer to the discussion of revenue constraint in the definition of non-GAAP profit provided above.
(3) Adjusted EBITDA for both the three and six months ended June 30, 2023 reflects other expenses of $1.0 million for expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities. Restructuring expenses consisted of employee severance and other exit costs.

The following table provides a reconciliation of non-GAAP gross profit and margin to GAAP gross profit and margin ($ in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$93.0	$66.9	$160.4	$108.0
Cost of revenue	(81.1)	(59.2)	(147.5)	(96.6)
GAAP gross profit	11.9	7.7	12.9	11.4
GAAP gross margin (%)	13%	12%	8%	11%

Non-GAAP Gross Profit
GAAP Revenue	$93.0	$66.9	$160.4	$108.0
Add: Revenue constraint (1)	—	—	10.2	—
Subtotal	93.0	66.9	170.6	108.0
Less: Cost of revenue	(81.1)	(59.2)	(147.5)	(96.6)
Add: Amortization of capitalized software & developed technology	3.3	2.6	6.3	4.7
Add: Impairments	1.2	1.0	2.1	1.8
Non-GAAP gross profit	$16.4	$11.3	$31.5	$17.9
Non-GAAP gross margin (%)	18%	17%	18%	17%
Non-GAAP gross margin as used in the Company's full-year 2023 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full-year 2023 GAAP financial results.
(1) Refer to the discussion of revenue constraint in the definition of non-GAAP profit provided above.

Key Definitions:

Item	Definition
Bookings
Total value of executed customer agreements, as of the end of the relevant period
•Customer contracts are typically executed 6-18 months ahead of installation
•Bookings amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer
2.Software revenue, which represents total nominal software contract value recognized ratably over the contract period
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted Assets Under Management (“AUM”)	Total GWh of storage systems in operation or under contract
Solar Monitoring AUM	Total GW of solar systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts, including contracts signed in the applicable period for systems that are not yet commissioned or operating
Project Services	Professional services and revenue tied to Development Company investments